Exhibit 10.01
     PO Box 7850, MS 2550
     Mountain View, CA 94039-7850
June 14, 2007
Robert B. Henske
133 Ridgeway Rd.
Hillsborough, CA 94010
Re: Transition Terms Agreement (the “Agreement”)
Dear Brad:
     Thank you for your history of strong leadership at Intuit and for agreeing to provide ongoing support as changes occur at CTG. Your continued support through this transition period is important to our continued success.
     This letter confirms the terms of your separation from the employment of Intuit (referred to herein as your “Resignation”) in connection with the changes occurring at CTG, including the agreed benefits provided in exchange for your transition services and certain waivers and releases contained herein.
1.	Termination Date and Transition Activities. You and Intuit have agreed that your Resignation is effective as of June 14, 2007 (the “Resignation Date”). You will remain a non-officer employee of the company at your regular salary and benefits through August 10, 2007 (the “Termination Date”). In light of your current opportunities outside of Intuit, we agree that you may provide services outside the company between the Resignation Date and the Termination Date (the “Transition Period”), with the prior consent of our CEO, provided that such services do not conflict with the transition services you have agreed to provide Intuit through the Transition Period.

2.	Announcement. On or shortly after June 14, 2007, Intuit will announce your planned departure as of the Termination Date. Your status as a Section 16 officer of Intuit pursuant to the provisions of Section 16 of the Securities Exchange Act of 1934 will terminate as of the Resignation Date. You agree that you will use your best efforts to work with any third party regarding the announcement of your future endeavors in order to coordinate with Intuit on the timing and content of such announcement.

3.	Acknowledgment of Payment of Wages. On the Termination Date, we will deliver to you a final paycheck that includes payment for all remaining accrued vacation, accrued salary, reimbursable expenses, and any similar payments due and owing to you from Intuit as of the Termination Date (collectively referred to as “Wages”).

4.	Additional Payment. Following the effective date of the Termination Release attached as Exhibit A (the “Termination Release Effective Date”), you shall be provided all of the following benefits in exchange for, your transition services, your waiver and release of claims in favor of Intuit Inc. and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the “Company”) and because, for purposes of the Employment Agreement and the Restricted Stock Unit Agreement, as defined below, you have notified Intuit that the change in your title and responsibilities (in connection with changes occurring at CTG) is an “Involuntary Termination”:
a.	A single lump sum payment of $875,000 payable as soon as reasonably possible following the Termination Release Effective Date;

b.	A pro rata portion (based on the number of full months of employment with the Company from the date of grant of such award to the Termination Date divided by thirty-six (36)) of the restricted stock unit granted to you on August 25, 2006 (referred to herein as the “Restricted Stock Unit Agreement”) shall vest on the Termination Date. A net amount of these shares shall be distributed to you on the Termination Release Effective Date after reduction for withholding of applicable taxes.
You acknowledge and agree that you are not entitled to any other payments or benefits from the Company, including but not limited to any further payments or benefits pursuant to the provisions of your May 10, 2005 Employment Agreement as amended September 6, 2005 (referred to herein as the “Employment Agreement”), other than those expressly set forth in this Agreement. We have provided to you a Stock Closing Statement and Intuit Employee Stock Award Information Memorandum that contains important information regarding your equity awards held by you as of the Resignation Date. All stock awards that remain outstanding as of the Termination Date shall remain exercisable (to the extent vested as of the Termination Date) for the time period set forth in the applicable agreements and thereafter to the extent unexercised shall be forfeited to the Company pursuant to the terms of such awards. Please review your stock award documentation carefully as there are no extensions to the expiration date of your stock options. Please contact Sharon Savatski at (650)944–6504 if you need more information.

5.	Consideration for Release. In consideration of your signing and not revoking this Agreement and your execution and not revoking following your Termination Date of the Termination Release set forth in Exhibit A, the Company agrees to provide you with the benefits listed in paragraphs 4(a) & 4(b). You understand that if you do not sign the Agreement or if you revoke the signed Agreement, or revoke the Termination Release set forth in Exhibit A, as described in Paragraph 15 below, the Company has no obligation to provide you with the benefits listed in paragraphs 4(a) & 4(b).

6.	Indemnity Coverage. The Company shall continue to indemnify you and maintain D&O coverage in accordance with your Indemnity Agreement dated January 6, 2003, with the Company.

7.	Return of Company Property. By signing below, you represent that on or before the Termination Date you will return all the Company property and data of any type whatsoever that was in your possession or control.

8.	Confidential Information. You hereby acknowledge that as a result of your employment with the Company you have had access to the Company’s Confidential Information. You acknowledge your continuing obligations under the Invention Assignment and Confidentiality Agreement (“Confidentiality Agreement”) you previously executed on January 3, 2003, and you agree you will hold all such confidential information in strictest confidence and that you may not make any use of such confidential information. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any copies thereof.

9.	Non-Disparagement. You agree that you shall not make, participate in the making of, or encourage any current or former Company employees or any other person to make, any statements, written or oral, which, disparage, or defame the goodwill or reputation of the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them. The Company agrees that it will ensure that individuals holding the positions of chief executive officer, chairman of the board, chairman of the executive committee, chief financial officer, senior vice president/general manager of CTG, senior vice president of human resources and general counsel, in each case as of the date of this Agreement, shall not make, participate in the making of, or encourage any current or former Company employees or other persons to make any statements, written or oral, which disparage or defame you or your reputation or the services you have performed for the Company. Nothing in this paragraph shall prohibit either party from providing truthful testimony in response to a subpoena or other compulsory legal process.

10.	Legal and Equitable Remedies. Each party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the other party may have at law or in equity for breach of this Agreement. No payments due you hereunder shall be subject to mitigation or offset.

11.	Arbitration of Disputes. Except for claims for injunctive relief arising out of a breach of the Confidentiality Agreement (as defined in Section 8), you and the Company agree to submit to mandatory binding arbitration any future disputes between you and the Company, including any claim arising out of or relating to this Agreement. By signing below, you and the Company waive any rights you and the Company may have to trial by jury of any such claims. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, with administrative and arbitrator’s fees to be borne by the Company. The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based. A party’s right to review of the decision is limited to the grounds provided under applicable law. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement. This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

12.	Attorneys’ Fees. If any legal action arises or is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled, except where the law provides otherwise. The costs and expenses that may be recovered exclude arbitration fees pursuant to paragraph 11 above.

13.	No Admission of Liability. This Agreement is not and will not be construed or contended to be an admission or evidence of any wrongdoing or liability on your part or the part of the Company, its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

14.	Review of Agreement. You may take up to twenty-one (21) days from the date you receive this Agreement, to consider whether to accept these terms. By signing below, you affirm that you were advised to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You understand that this Agreement will not become effective until you return the original properly signed Agreement to the Company, Attention: Sherry Whiteley, 2700 Coast Avenue, Mountain View, CA 94043, and after expiration of the revocation period without revocation by you.

15.	Revocation of Agreement. You acknowledge and understand that you may revoke this Agreement, or the Termination Release set forth in Exhibit A, by faxing a written notice of revocation to Sherry Whiteley at 650-944-5225 any time up to seven (7) days after you sign the applicable document. After the revocation period has passed, however, you may no longer revoke the applicable agreement.

16.	Subsidiaries. This Agreement is binding on the Company and all of its subsidiaries, and all of their successors and assigns.

17.	Entire Agreement. This Agreement together with the Confidentiality Agreement (as defined in Section 8) is the entire Agreement between you and the Company with respect to the subject matter herein and supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge that neither the Company nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document and understand that you do not waive any right or claim that may arise after the date this Agreement becomes effective.

18.	Modification. By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by your and the Company’s authorized representatives.

19.	Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California.

20.	Savings and Severability Clause. Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Agreement to be illegal, invalid or unenforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, it is the intention of the parties to this Agreement that, if a court, arbitrator or agency concludes that any claim under the Termination Release may not be released as a matter of law, the General Release in the Termination Release and the Waiver Of Unknown Claims in the Termination Release shall otherwise remain effective as to any and all other claims. For purposes of interpretation of this Agreement, each party shall be deemed a drafter of the Agreement.

21.	Effective Date. The effective date of this Agreement shall be date that is seven (7) days after the date this Agreement was signed, without being subsequently timely revoked, by you.
If this Agreement accurately sets forth the terms of your transition and separation from the Company and if you voluntarily agree to accept the terms of the transition and separation offered please sign below and return it to Sherry Whiteley.

PLEASE REVIEW CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Sincerely,

INTUIT INC.

/s/ Stephen M. Bennett	Date: 6/14/07

Stephen M. Bennett

REVIEWED, UNDERSTOOD AND AGREED:

/s/ Robert B. Henske	Date: 6/14/07

Robert B. Henske

EXHIBIT A
TERMINATION RELEASE AGREEMENT
     As required by the Transition Terms Agreement, dated June 14, 2007, between you and Intuit Inc. (the “Transition Agreement”) to which this Termination Release Agreement (the “Agreement”) is attached as Exhibit A, this Agreement sets forth below your waiver and release of claims in favor of Intuit Inc. and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the “Company”) in exchange for the consideration provided for under the terms of the Transition Agreement.
1. General Release and Waiver of Claims.
a.	The payments set forth in the Transition Agreement fully satisfy any and all accrued salary, vacation pay, bonus and commission pay, stock-based compensation, profit sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment. You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company.

b.	To the fullest extent permitted by law, you hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, directors, shareholders, current and former officers, agents and employees (all of whom are collectively referred to as “Releasees”) from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or non-employment with the Company through the Effective Date of this Agreement (as defined in Section 11), including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise. Each of the Releasees is intended to be a third party beneficiary of this General Release and Waiver of Claims.
(i)	Release of Statutory and Common Law Claims. Such rights include, but are not limited to, your rights under the following federal and state statutes: the Employee Retirement Income Security Act (ERISA) (regarding employee benefits); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act (“WARN”) (notification requirements for employers who are curtailing or closing an operation) and common law; tort; wrongful discharge; public policy; workers’ compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for wages, bonuses, commissions, stock-based compensation or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

(ii)	Release of Discrimination Claims. You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination, harassment and retaliation, and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, and similar state and local agencies and federal and state courts. You understand that if you believe your treatment by the Company violated any laws, you have the right to consult with these agencies and to file a charge with them. Instead, you have decided voluntarily to enter into this Agreement, release the claims and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. Section 621 et. seq.) (age); the Older Workers Benefit Protection Act (“OWBPA”) (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Vocational Rehabilitation Act of 1973 (disability); The Americans with Disabilities Act of 1990 (disability); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and California state statutes and local laws of similar effect.

(iii)	Releasees and you do not intend to release claims which you may not release as a matter of law (including, but not limited to, indemnification claims under applicable law). To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth below.
2.	Waiver of Unknown Claims. You expressly waive any benefits of Section 1542 of the Civil Code of the State of California (and any other laws of similar effect), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

3.	Covenant Not to Sue.
a.	To the fullest extent permitted by law, you agree that you will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Releasees, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by paragraphs 1 and 2 above.

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b.	You further agree that you will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Releasees, whether the claims are brought on your own behalf or on behalf of any other person or entity.

c.	Nothing herein prohibits you from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency.
4.	Arbitration of Disputes. Except for claims for injunctive relief arising out of a breach of the Confidentiality Agreement, you and the Company agree to submit to mandatory binding arbitration any future disputes between you and the Company, including any claim arising out of or relating to this Agreement. By signing below, you and the Company waive any rights you and the Company may have to trial by jury of any such claims. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, with administrative and arbitrator’s fees to be borne by the Company. The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based. A party’s right to review of the decision is limited to the grounds provided under applicable law. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement. This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

5.	Review of Agreement. You may take up to twenty-one (21) days from the date you receive this Agreement, to consider whether to sign this Agreement. By signing below, you affirm that you were advised to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You understand that this Agreement will not become effective until you return the original of this Agreement, properly signed by you, to the Company, Attention: Sherry Whiteley, 2700 Coast Avenue, Mountain View, CA 94043, and after expiration of the revocation period without revocation by you.

6.	Revocation of Agreement. You acknowledge and understand that you may revoke this Agreement by faxing a written notice of revocation to Sherry Whiteley at 650-944-5225 any time up to seven (7) days after you sign it. After the revocation period has passed, however, you may no longer revoke your Agreement.

7.	Entire Agreement. This Agreement and the Transition Agreement are the entire agreement between you and the Company with respect to the subject matter herein and supersede all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge that neither the Company nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document and

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understand that you do not waive any right or claim that may arise after the date this Agreement becomes effective.

8.	Modification. By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by your and the Company’s authorized representatives.

9.	Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California.

10.	Savings and Severability Clause. Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Agreement to be illegal, invalid or unenforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, if a court, arbitrator or agency concludes that any claim under paragraph 1 above may not be released as a matter of law, the General Release in paragraph 1 and the Waiver Of Unknown Claims in paragraph 2 shall otherwise remain effective as to any and all other claims.

11.	Effective Date. The effective date of this Agreement shall be the eighth day following the date this Agreement was signed, without having been revoked within seven (7) days thereafter, by you.
Please sign this Agreement no earlier than your Termination Date (as defined in the Transition Agreement) and return it to Sherry Whiteley at the address above.

PLEASE REVIEW CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

REVIEWED, UNDERSTOOD AND AGREED:

Date:

Robert B. Henske

DO NOT SIGN PRIOR TO THE TERMINATION DATE

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